Exhibit 3.9

CHARTER

OF

AMBULATORY RESOURCE CENTRES OF TEXAS, INC.

The undersigned person, having capacity to contract and acting as the incorporator of a corporation under the Tennessee Business Corporation Act, as amended, adopts the following charter for such corporation:

1.             The name of the corporation is Ambulatory Resource Centres of Texas, Inc.

2.             The corporation is for profit.

3.             The complete street address of the corporation’s principal office shall be:

20 Burton Hills Boulevard
Suite 100
Nashville, Tennessee 37215
Davidson County

4.             (a)           The name of the corporation’s initial registered agent is James Spalding.

(b)           The complete street address of the registerd office of the corporation in the State of Tennessee shall be:

20 Burton Hills Boulevard
Suite 100
Nashville, Tennessee 37215
Davidson County

5.             The name and street address of the incorporator are:

John W. Titus, Esq.
414 Union Street
Suite 1600
Nashville, Tennessee 37219

6.             The maximum number of shares which the corporation shall have the authority to issue is 1,000 shares of common stock, having no par value.

7.             (a)          To the maximum extent permitted by the provisions of Section 48-18-501, et seq., of the Tennessee Business Corporation Act, as amended from time to time (provided, however, that if an amendment to such act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph which occur subsequent to the effective date of such amendment), this corporation shall indemnify and advance expenses to any person, his heirs, executors and administrators, for the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including counsel fees actually incurred as a result of such proceeding or action or any appeal thereof, and against all fines (including any excise tax assessed with respect to an employee benefit plan), judgments, penalties and amounts paid in settlement thereof, provided that such proceeding or action be instituted by reason of the fact that such person is or was a director of this corporation.

(b)          This corporation may, to the maximum extent permitted by the provisions of Section 48-18-501 et seq. of the Tennessee Business Corporation Act, as amended from time to time (provided, however, that if an amendment to such act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph which occur subsequent to the effective date of such amendment), indemnify and advance expenses to any person, his heirs, executors and administrators, to the same extent as set forth in Paragraph 7(a) above, provided that the underlying proceeding or action be instituted by reason of the fact that such person is or was an officer, employee or agent of this corporation, and may also indemnify and advance expenses to such person to the extent, consistent with public policy, determined by the Board of Directors.

(c)          The rights to indemnification and advancement of expenses set forth in Paragraphs 7(a) and 7(b) above are contractual between the corporation and the person being indemnified, his heirs, executors and administrators. The rights to indemnification and advancement of expenses set forth in Paragraphs 7(a) and 7(b) above are nonexclusive of other similar rights which may be granted by law, this charter, a resolution of the Board of Directors or shareholders of the corporation, the purchase and maintenance of insurance by the corporation, or an agreement with the corporation, which means of indemnification and advancement of expenses are hereby specifically authorized.

(d)          Any repeal or modification of the provisions of this Paragraph 7, directly or by the adoption of an inconsistent provision of this charter, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification.

8.             (a)          No person who is or was a director of this corporation, nor his heirs, executors or administrators, shall be personally liable to this corporation or its shareholders, and no such person may be sued by the corporation or its shareholders, for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (a) for any breach of a director’s duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act, as amended from time to time.

(b)          Any repeal or modification of the provisions of this Paragraph 8, directly or by the adoption of an inconsistent provision of this charter, shall not adversely affect any right or protection set forth herein in favor of a particular individual at the time of such repeal or modification.

9.             The purpose of the corporation is to conduct any lawful business.

DATED this 6th day of August, 1998.

/s/ John W. Titus
John W. Titus, Esq., Incorporator